EXHIBIT 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

May 12, 2011

Sabre Industries, Inc.

1120 Welsh Road, Suite 210

North Wales, PA 19454

Ladies and Gentlemen:

We have acted as counsel to Sabre Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement (the “Registration Statement”) on Form S-1 (No. 333-166432) relating to (i) the sale by the Company of up to 6,500,000 shares (the “Company Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and (ii) the sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 500,000 shares of Common Stock (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).

As counsel for the Company, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the bylaws of the Company, as amended to date; (iii) resolutions of the Board of Directors of the Company; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.

We have made such examination of law as we have deemed necessary to express the opinion contained herein.  As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.  We have also assumed that certificates representing the Shares will have been properly signed by authorized officers of the Company or their agents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that (i) the Company Shares have been duly authorized by the Company and, when issued pursuant to, and as described in, the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance), will be legally issued, fully paid and non-assessable, and (ii) the Selling Stockholder Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

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This opinion is limited to the corporate laws of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “LEGAL MATTERS” in the prospectus contained in the Registration Statement, and we further consent to the incorporation of this opinion by reference in any registration statement filed pursuant to Rule 462(b) in connection with the offering covered by the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP